Contrat de Travail - Employment Agreement

ENTRE LES SOUSSIGNES

Cimpress France SARL,
Société à responsabilité limitée, au capital social de 1.000 euros, dont le siège social est situé 4 Square Edouard VII, 75009 Paris, immatriculée au RCS de Paris sous le numéro 452 977 382.

Représentée par Monsieur Robert Keane, Gérant, dûment habilité.

BETWEEN THE UNDERSIGNED

Cimpress France SARL,
A limited liability company, with a share capital of 1,000 euros, whose registered office is located at 4 Square Edouard VII, 75009 Paris, registered with the Commercial Registry of Paris under number 452 977 382.

Represented for the purposes hereof by Mr. Robert Keane, Managing Director, duly empowered.

Ci-après désignée “la Société”,	Hereafter referred to as “the Company”,
D’UNE PART,	ON THE ONE HAND,
ET	AND
Mme Ashley Hubka	Mrs Ashley Hubka
Ci-après dénommé(e) “Salarié”	Hereafter referred to as “Employee“
D’AUTRE PART	ON THE OTHER HAND
IL A ETE CONVENU ET ARRETE CE QUI SUIT :

La Société et le Salarié ont conclu un contrat de travail le 11 Octobre 2011. La Société et le Salarié sont convenus de modifier ces conditions de travail, et notamment le titre et la rémunération. Par conséquent, les parties conviennent d'annuler et de remplacer toutes ces conditions de travail conclues le 11 Octobre 2011 par ce qui suit, sans modification toutefois de l’ancienneté du Salarié accumulée avec la Société.

La Société engage le Salarié qui accepte, aux conditions générales prévues par la Convention Collective applicable, ainsi qu’aux conditions particulières définies ci-après.

La référence à cette Convention Collective ne l’est qu’à titre d’information et ne constitue pas un élément contractuel du présent contrat de travail comme le reconnaissent les parties par la signature des présentes.

IT HAS BEEN AGREED AS FOLLOWS:

The Company and Employee entered into an employment contract on 11 October 2011. The Company and Employee agree on changes to these employment terms and conditions and notably on the title and the remuneration. Therefore, the parties agree to annul and replace all of the employment terms and conditions entered into on 11 October 2011 by the following, with not impact however on Employee’s tenure with the Company.

The Company hereby employs Employee, who accepts, under the general conditions provided by the applicable Collective Bargaining Agreement, and under the specific conditions defined hereinafter.

The reference to this Collective Bargaining Agreement is made for information purposes only and is not part of the employment contract.

ARTICLE 1 - Rôle ; Fonctions

Le Salarié sera initialement employé par la Société au poste de EVP & Chief Strategy Officer, avec le statut cadre dirigeant, position 3-3, coefficient 270. La Société peut modifier le poste du Salarié à l'occasion et/ou demander au Salarié qu'il occupe un poste pour lequel il possède les compétences et l'expérience requises.

Par leur nature, les fonctions du Salarié ont un caractère évolutif notamment lié aux impératifs d’adaptation de la Société. Ainsi, le Salarié reconnaît être tenu à l'égard de la Société, par une obligation professionnelle générale au terme de laquelle il pourra lui être demandé d’exécuter des tâches complémentaires voire différentes, et/ou d’assumer toutes responsabilités correspondant à sa qualification et au poste qu’il occupe, sans que cela ne conduise à une modification du contrat et/ou à une quelconque modification de sa rémunération.

ARTICLE 1 - Title; Duties

Employee shall serve going forward Company as EVP & Chief Strategy Officer, with executive status, position 3-3, coefficient 270. Company may change Employee’s title from time to time and/or require Employee to undertake any role for which the Employee’s skills and experience are suitable.

By their nature, Employee’s duties may develop, in line with Company’s need to adapt. Employee acknowledges that he/she is bound by a general professional obligation vis-à-vis Company, such that he/she may be requested to perform any and all tasks complementary and even different, and/or to assume any and all responsibilities to the extent compatible with his/her qualifications and the position held, without this resulting in an amendment of the contract and/or to the remuneration package provided for herein.

ARTICLE 2 - Rémunération; Bonus

Le Salarié percevra un salaire de base initial de trois cent quarante-cinq mille Euros (€345,000) par an. Le salaire du Salarié s'accumulera jour après jour et sera payable à terme échu selon les pratiques de versement de salaire définies

Le Salarié accepte de recevoir ses bulletins de salaire à son adresse email professionnelle dans un format électronique non-altérable.

Le salaire annuel brut mentionné à l’article 2.1 ci-dessus est inclusif de toute prime ou gratification annuelle ou mensuelle éventuelle ou tout autre bonus établis par la Convention Collective et en particulier, les primes vacances mentionnées à l’article 31 de la Convention Collective.

Le Salarié recevra une aide annuelle de quarante mille Euros (€40,000), payée en 12 versements mensuels égaux, laquelle est destinée à participer aux frais de logement.

Pour tenir compte de l'importance des déplacements nécessités par ce rôle et eu égard à l'importance des sujétions particulières liées à ces déplacements, le Salarié percevra une prime de déplacement à l'étranger, dite "prime d'expatriation" en conformité avec les conditions stipulées en Annexe 1 ci-jointe.

L’ensemble des éléments de rémunération susvisés feront l’objet de déductions au titre de la part salariale des cotisations de Sécurité Sociale, de retraite complémentaire et de prévoyance, d’assurance chômage, ainsi que de la C.S.G. et de la C.R.D.S.

Dans le cadre des règles édictées par les textes français applicables, la Société pourra déduire du salaire du Salarié ou de tout autre paiement qui lui serait dû par la Société, y compris lors de la rupture de son contrat de travail, certaines sommes dont il pourrait être redevable envers la Société. Ces sommes incluent notamment, le remboursement des avances sur salaire (y compris les avances sur frais).

ARTICLE 2 - Salary; Bonus

Employee shall be paid an initial base salary of three hundred forty-five thousand Euros (€345,000) per annum. Employee's salary shall accrue from day to day and be payable in arrears in accordance with established payroll practices.

Employee accepts to receive all his pay slips via his work email address in a non-alterable electronic format.

The annual gross salary mentioned in article 2.1 above includes any and all possible annual or monthly premium or gratification or any other bonus that may be provided by the Collective Bargaining Agreement and, in particular, the holiday premium set out in Article 31 of the Collective Bargaining Agreement.

Employee will receive an annual allowance equivalent to forty thousand Euros (€40,000) paid in 12 equal monthly installments to account for housing expenses.

In order to reflect the importance of travel anticipated and given the importance of the particular constraints connected with these trips, Employee will receive a foreign travel allowance, called "expatriation premium" in accordance with the terms and conditions set forth in Annex 1 attached hereto.

All the elements of remuneration cited above shall be subject to deduction of Employee share of social security, supplemental retirement, invalidity and death, and unemployment insurance contributions, and C.S.G. and C.R.D.S.

In so far as allowed by French law, Company may deduct from Employee’s salary or any other payment due to him from Company, including any payment due to him on termination of his employment, certain sums properly due from him to Company. Such sums include, without limitation, repayment of any advances (including advances on expenses).

ARTICLE 3 - Congés Payés Le Salarié bénéficiera des congés payés prévus par la loi, dont la prise sera déterminée par accord avec la Direction, compte tenu des nécessités du service.	ARTICLE 3 - Holidays Employee shall be entitled to paid vacation as provided by law, the period of which shall be determined by agreement with the management, taking business requirements into account.

ARTICLE 4 - Temps de Travail

4.1 Il est entendu que le Salarié a des responsabilités importantes, possède un niveau d'autonomie élevé dans l'organisation de son emploi du temps, est en droit de prendre des décisions autonomes et bénéficie d'une rémunération qui fait partie des rémunérations les plus élevées au sein de la Société.

4.2 A la lumière de sa rémunération et des spécificités de sa/ses missions, le Salarié est un cadre dirigeant conformément aux dispositions de l'article L. 3111-2 du Code du travail français.

4.3 Par conséquent, sauf pour les dispositions en lien avec les congés payés conformément aux Articles L.3141-1 et suivants du Code du travail français, le Salarié ne sera soumis à aucune réglementation en matière de temps de travail.

4.4 Il est explicitement entendu et convenu que la rémunération du salarié, telle que définie dans l'Article 4 ci-dessus, qui a été convenue à la lumière de la nature spéciale des fonctions qui lui ont été attribuées et de l'importance de ses responsabilités, restera indépendante du temps que le Salarié consacrera à la réalisation de ses fonctions.

ARTICLE 4 - Time Commitment

4.1 It is understood that Employee has important responsibilities, has a large degree of independence in the organization of his/her work schedule, is entitled to take autonomous decisions and benefits from a remuneration which is in the highest levels of remuneration within Company.

4.2 In light of both his/her remuneration and the specificities of his/her duties, Employee is a “cadre dirigeant” in accordance with the provisions of article L. 3111-2 of the French Labor Code.

4.3 Consequently, except for the provisions related to paid-vacation pursuant to Articles L.3141-1 and seq. of the French Labor Code, Employee shall not be subject to any working time regulations.

4.4 It is expressly understood and agreed that Employee’s remuneration, as defined in Article 4 above, which is agreed upon in light of both the special nature of the functions assigned to him/her and the importance of his/her responsibilities, will remain independent of the time that Employee will devote to the performance of his functions.

ARTICLE 5 - Lieu de Travail

5.1 Le lieu de travail du Salarié est fixé au siège social de la Société.

5.2 La Société se réserve le droit de transférer ses bureaux et le lieu de travail du Salarié en tout autre lieu en région parisienne, ce que le Salarié accepte expressément.

5.3 Par ailleurs, il est expressément convenu et accepté que le Salarié sera amené à effectuer à la demande de la Société, au titre des fonctions qui lui sont confiées par la Société, de fréquents déplacements tant en France qu’à l’étranger.

ARTICLE 5 - Place of Work

5.1 Employee’s place of work shall be set at the registered office of Company.

5.2 Company reserves the right to move its offices and the Employee’s place of work elsewhere in the Paris area, which the Employee expressly accepts.

5.3 In addition, it is expressly understood and agreed that Employee will have upon request of the Company to realize, in the framework of the duties assigned to him frequent travels in France and abroad.

ARTICLE 6 - Durée du Contrat

6.1 Date d'entrée en vigueur. Ce contrat entre en vigueur rétroactivement au 1er juillet 2016.

6.2 Préavis. Ce contrat est à durée indéterminée sous réserve de ses termes et conditions, jusqu’à sa résiliation par:
(a) l'une des parties remettant à l'autre partie un préavis adressé par courrier recommandé avec accusé de réception conformément au droit applicable et à la Convention Collective ;
(b) La Société avec effet immédiat et sans préavis et sans obligation d'effectuer d'autres paiements au Salarié (autres que les montants cumulés et dus à la date de résiliation) en cas faute grave du Salarié, notamment, et sans limitation, si le Salarié :
(i)ne peut plus travailler légalement en France ;
(ii)viole la politique anti-corruption de la Société et les procédures y afférentes ; ou
(iii)commet un acte ou une omission volontaire, irresponsable ou de négligence grave qui a ou aurait pu avoir un effet néfaste sur l'activité ou la réputation de Cimpress (tel que défini à la clause 12.2 ci-dessous) ou sur la capacité du Salarié à réaliser effectivement les prestations pour la Société, y compris, sans limitation, un Salarié inculpé d'une infraction pénale (autre qu'une infraction au code de la route n'entraînant pas de peine de prison) ou condamné pour un autre délit (autre que des infractions ordinaires au code de la route) ;
(iv)de l'avis de la Société, refuse sans excuse valable ou manque à l'exécution des obligations qui lui sont assignées ;
(v)commet une faute grave ou lourde, a un comportement non professionnel ou fait preuve d'un absentéisme excessif sans motif valable ;
(vi)refuse ou omet de se conformer aux instructions raisonnables et légales de la Société et/ou de respecter le Code de déontologie de la Société, la Politique relative aux délits d'initié de la Société ou les règles, politiques et procédures publiées occasionnellement par la Société ; ou
(vii)commet une violation ou omet de respecter un ou plusieurs des accords conclus entre lui et la Société : le présent contrat ; l'Accord de non-concurrence et de non-sollicitation ; et l'Accord relatif aux inventions et aux clauses de confidentialité.

6.3 Le Salarié et Cimpress N.V. ont signé le 16 Février 2016 un accord intitulé Executive Retention Agreement qui octroie au Salarié une indemnisation et des avantages spécifiques en cas de cessation de la relation de travail avec Cimpress. Les parties acceptent que ces droits contractuels à une indemnisation et avantages spécifiques ne sont pas cumulables avec les droits du Salarié en vertu de la loi applicable et de la Convention Collective et qu’en cas de cessation de la relation de travail établie au présent contrat, le Salarié sera bénéficiaire du plus élevé des deux, soit (a) l’indemnisation et les avantages déterminés par la loi applicable et la Convention Collective ; ou (b) les droits contractuels définis par l'Executive Retention Agreement.

6.4 La période d’emploi continue avec Cimpress France sarl à partir du 3 octobre 2011 est prise en compte pour le calcul de l’ancienneté du Salarié auprès de la Société et la Date d'entrée en vigueur est la même que la Date d'embauche initiale auprès de [ Cimpress France sarl. Le décompte des années de service s'applique aux avantages qui sont basés sur les services comme les congés payés (congé annuel), conformément aux politiques de la Société.

ARTICLE 6 - Term of Employment

6.1 Commencement Date.  This agreement is retroactively effective as of 1 July 2016.

6.2 Prior Notice.  This agreement shall continue, subject to the remaining terms of this agreement, until terminated by:
(a) either party giving the other party prior notice by registered letter with acknowledgement of receipt in accordance with applicable law and the Collective Bargaining Agreement;
(b) Company with immediate effect without notice and with no liability to make any further payment to Employee (other than in respect of amounts accrued due at the date of termination) in the event of gross misconduct (“faute grave”) from Employee, notably and without limitation, if Employee:
(i)ceases to be eligible to work in France;
(ii)breaches Company's anti-corruption and bribery policy and related procedures; or
(iii)commits any willful, reckless or grossly negligent act or omission by Employee that has or that reasonably could be expected to have an adverse effect on the business or reputation of Cimpress (as defined in clause 12.2 below) or on Employee’s ability to effectively perform services for Company, including, without limitation, the Employee being charged of a criminal offence (other than any traffic offence not incurring a custodial sentence) or being convicted of any other offense (other than ordinary traffic violations);
(iv)in Company’s opinion refuses with no valid excuse or fails to perform assigned duties;
(v)commits serious or gross misconduct, unprofessional behavior, or excessive unexcused absenteeism;
(vi)refuses or neglects to comply with any reasonable and lawful directions of the Company and/or to comply with Company’s Code of Business Conduct, Company’s Insider Trading Policy or any rules, policies and procedures issued by the Company from time to time; or
(vii)commits any breach or non-observance any one or more of the following agreements between him and Company: this agreement; the Non-Competition and Non-Solicitation Agreement; and the Invention and Non-Disclosure Agreement.

6.3 Employee and Cimpress N.V. signed on 16 February 2016 an Executive Retention Agreement that provides for specific rights relative to compensation and benefits in the event of cessation of employment with Cimpress. The parties accept that these specific contractual rights relative to compensation and benefits are not cumulative with Employee’s rights under applicable law and the Collective Bargaining Agreement and that in the event of cessation of employment under this agreement, Employee shall receive the greater of either (a) the compensation and benefits determined by applicable law and the Collective Bargaining Agreement; or (b) the contractual rights defined under the Executive Retention Agreement.

6.4 Continuous employment from Cimpress France sarl as from 3 October 2011 without any gap counts towards Employee's period of continuous employment with Company and the Commencement Date is equal to the original hire date with Cimpress France sarl. Service credit is applied to benefits that are service-based such as PTO (annual leave), in compliance with Company’s policies.

ARTICLE 7 - Obligations

7.1 À titre de condition suspensive à l'entrée en vigueur de ce contrat, le Salarié convient de et a signé et daté l'Accord de non-concurrence et de non-sollicitation et l'Accord relatif aux inventions et aux clauses de confidentialité ci-joints aux présentes.

7.2 Le Salarié consacrera la totalité de son temps de travail, de son attention et de ses capacités à l'activité de la Société.

7.3 Le Salarié respectera strictement la politique anti-corruption de la Société et les procédures y afférentes en permanence. Le Salarié signalera ses propres actes répréhensibles et tous les actes répréhensible avérés ou présumés d'un autre salarié ou d'un administrateur de la Société ou d'une Société du Groupe au Vice-président en charge de la conformité à  compliancequestions@cimpress.com dès en prend connaissance.

7.4 Le Salarié respectera strictement le Code de conduite, les règles, les politiques et les procédures de la Société, dont un exemplaire est disponible auprès du service des RH. Le guide de l'employé de la Société tel qu'il est modifié de temps à autre ne fait pas partie du présent contrat et la Société peut le modifier à n'importe quel moment à son entière discrétion sans préavis. En cas de conflit entre les modalités du présent contrat et le guide de l'employé, le présent contrat prévaudra.

ARTICLE 7 - Duties

7.1 As condition precedent to the effectiveness of this agreement, Employee agrees with and has signed and dated the Non-Competition and Non-Solicitation Agreement and the Invention and Non-Disclosure Agreement attached hereto.

7.2 Employee shall devote the whole of his work time, attention and abilities to the business of Company.

7.3 Employee shall strictly comply with Company's anti-corruption and bribery policy and related procedures at all times. Employee shall report his own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of Company or any Group Company to the Compliance Vice-President via compliancequestions@cimpress.com immediately on becoming aware of it.

7.4 Employee shall strictly comply with Company’s Code of Conduct, rules, policies and procedures, a copy of which is available from the HR department. Company's employee handbook as amended from time to time does not form part of this agreement and Company may amend it at any time in its sole discretion without prior notice. To the extent that there is any conflict between the terms of this agreement and the employee handbook, this agreement shall prevail.

ARTICLE 8 - Garanties du Salarié

8.1 Le Salarié déclare et garantit à la Société que, en concluant le présent contrat ou en exécutant l'une des obligations qui lui incombent en vertu de celui-ci, il n'agira pas en violation d'une quelconque ordonnance d'un tribunal ou de conditions explicites ou implicites d'un contrat ou de toute autre obligation lui incombant.

8.2 Le Salarié garantit qu'il a le droit de travailler en France sans autorisations particulières et s’engage à notifier immédiatement la Société de toute perte temporaire ou permanente de son droit de travail durant la durée de ce contrat.

8.3 La Salarié reconnaît et accepte que sa possession de titres de séjour et de travail en cours de validité constitue une condition essentielle et indispensable au présent contrat. Le retrait ou le non-renouvellement de ces titres de séjour et/ou de travail pour des raisons qui ne sont pas liées à une défaillance de la Société à sponsoriser ou continuer à sponsoriser ces titres pour le Salarié pendant la durée de ce contrat, entraînera la rupture dudit contrat. Toute fausse déclaration sur ce point exposerait le Salarié au paiement de dommages-intérêts, notamment en application de l'article L. 1237-2 du Code du Travail.

ARTICLE 8 - Employee Warranties

8.1 Employee represents and warrants to Company that, by entering into this agreement or performing any of his obligations under it, he will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on him.

8.2 Employee warrants that he/she is entitled to work in France without any additional approvals and will notify Company immediately if he ceases temporarily or permanently to be so entitled during this agreement.

8.3 It has been acknowledged and agreed by Employee that holding valid residence and work permits is of the essence of this contract. In the case of the revocation or the non-renewal of such permits for reasons that are not related to a failure of Company to act or continue to act as sponsor of the permit for Employee during the duration of this agreement, this contract will be terminated. Any false statement in this respect would subject Employee to liability for damages, in particular pursuant to Article L. 1237-2 of the French Labor Code.

ARTICLE 9 - Conséquences de la Résiliation

9.1 Lors de la résiliation du présent contrat pour quelque raison que ce soit, le Salarié devra :
(a)immédiatement restituer à la Société tous les ouvrages, documents, fichiers, dossiers, correspondance, papiers et informations et leurs copies, sur quelque support que ce soit et où qu'ils se trouvent, relatifs à l'activité ou aux affaires de la Société ou d'une Société du Groupe ou à ses contacts professionnels, ainsi que les clés, cartes de crédit, équipements (y compris, sans limitation, le matériel informatique, les logiciels et les imprimantes, les appareils sans fils, les téléphones mobiles, les pagers, etc.) et tous les autres biens de la Société ou d'une Société du Groupe [y compris une voiture fournie au Salarié] qui sont en sa possession ou sous sa responsabilité ;
(b)immédiatement restituer à la Société tous les badges d'accès aux bâtiments de Cimpress et autres dispositifs d'identification similaires, et tous les autres biens appartenant à Cimpress ou loués pas Cimpress en sa possession ou sous sa responsabilité en laissant intacts tous les documents électroniques, dossiers et fichiers de Cimpress, y compris, sans limitation, ceux qu'il a élaborés ou qu'il a aidé à élaborer pendant qu'il était employé par la Société ;
(c)faire clore tous les comptes ouverts à son profit, le cas échéant, au nom de la Société, y compris, sans limitation, les cartes de crédit, cartes de téléphone, comptes de téléphone mobile et/ou pager et les comptes informatiques ;
(d)faire transférer à la Société tous les droits et le contrôle sur (y compris les identifiants, mots de passe et données similaires) les comptes, comptes de média sociaux, abonnements et/ou inscriptions, électroniques ou autres, qu'il a créés et/ou conservés en son nom propre mais pour le compte ou au nom ou au profit de la Société, pendant qu'il était employé, et n'accèdera pas ni n'accomplira un quelconque acte qui pourrait directement ou indirectement freiner ou gêner l'accès à ces comptes, comptes de média sociaux, abonnements et/ou inscriptions ;
(e)après avoir rempli les conditions du point (b) ci-dessus (le cas échéant) supprimer de façon définitive les informations relatives à l'activité de Cimpress stockées sur un disque magnétique ou optique ou sur un dispositif ou une mémoire personnelle et tous les documents dérivés de ces sources qui sont en sa possession ou sous sa responsabilité ; et
(f)fournir une déclaration signée indiquant qu'il a respecté l'ensemble de ses obligations en vertu de la présente clause 9 ainsi que la preuve raisonnable de sa conformité si la Société le juge nécessaire.

9.2. Si l'un des transferts visés à l'alinéa 9.1(f) ci-dessus n'a pas été entièrement réalisé le dernier jour de son emploi auprès de la Société, le Salarié signera, après la date de résiliation, les actes et autres documents et prendra les autres mesures que la Société peut raisonnablement requérir à l'occasion pour achever transfert de ces comptes, abonnements et/ou inscriptions.

9.3. Dès la résiliation du présent contrat pour quelque raison que ce soit le Salarié ne sera pas en droit de recevoir une rémunération pour la perte de tous droits ou avantages au titre d'un plan d'actionnariat, d'une prime, d'un plan d'encouragement à long terme ou d'un autre programme de participation aux bénéfices de la Société et/ou d'une Société du Groupe auquel il peut participer.

ARTICLE 9 - Obligations on Termination

9.1 On termination of this agreement for any reason Employee shall:
(a)immediately deliver to Company all books, materials, files, documents, records, correspondence, papers and information, and copies thereof, on whatever media and wherever located, relating to the business or affairs of Company and any Group Company or its business contacts, any keys, credit card, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.) and any other property of Company and any Group Company [including any car provided to the Employee], which is in his possession or under his control;
(b)immediately deliver to Company all Cimpress building badges and any similar identification, and any other Cimpress-owned or Cimpress-leased property in his possession or control leaving intact all electronic Cimpress documents, records and files, including but not limited to those that he developed or helped to develop during his employment with Company;
(c)have cancelled all accounts for his benefit, if any, in Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts;
(d)have transferred to Company all rights in and control over (including all logins, passwords and the like) any and all accounts, social media accounts, subscriptions and/or registrations, electronic or otherwise, that he opened and/or maintained in his own name, but on behalf of or for the benefit of Company, during the course of his employment and not to access or do anything that may directly or indirectly inhibit or prevent Company from accessing any and all of these accounts, social media accounts, subscriptions and/or registrations;
(e)after complying with (b) above (if applicable) irretrievably delete any information relating to the business of Cimpress stored on any personal magnetic or optical disk or personal memory or device and all matter derived from such sources which is in his possession or under his control; and
(f)provide a signed statement that he/she has complied fully with his obligations under this clause 9 together with such reasonable evidence of compliance as Company may request.

9.2.In the event that any transfers referred to in sub-paragraph 9.1(f) above have not been fully effected as of the last day of his employment with Company, Employee shall execute, after termination date, such instruments and other documents and take such other steps as Company may reasonably request from time to time in order to complete the transfer of any such accounts, subscriptions and/or registrations.

9.3.On termination of this agreement for any reason Employee shall not be entitled to any compensation for the loss of any rights or benefits under any equity plan, bonus, long-term incentive plan or other profit sharing scheme operated by Company and/or any Group Company in which he may participate.

ARTICLE 10 - Protection des Données Personnelles

10.1 Le Salarié accepte de communiquer à la Société toutes les données personnelles le/la concernant qui lui sont demandées par la Société et qui sont nécessaires à l’exécution du contrat et à la gestion du personnel. Le Salarié accepte que les données précitées soient collectées et traitées par la Société à des fins de gestion du personnel, telles que la gestion de la paye, le contrôle d'accès aux locaux, des horaires et de la restauration, la réalisation de fichiers salariés, etc.

10.2 Le Salarié est informé(e) que toutes les données du type de celles contenues dans le présent contrat, ses annexes et ses avenants (ainsi que leurs mises à jour), doivent obligatoirement être traitées par la Société car elles sont nécessaires à l’exécution du contrat et à la gestion du personnel.

10.3 Le Salarié accepte également que ces données soient transmises à et traitées par l’une quelconque des entités du Groupe auquel appartient la Société si le transfert de ces données se révèle nécessaire à l’exécution du présent contrat et à la gestion de votre dossier personnel.

10.4 Certains de ces destinataires sont situés en dehors de l’Union Européenne, en particulier la société Cimpress USA Inc. dont le siège social est situé aux USA.

10.5 Ces destinataires auront communication des données précitées, en particulier nom et prénom, coordonnées, rémunération et numéro d’identification. La transmission de ces données à l’extérieur de l’Union Européenne a pour seule finalité la gestion du personnel.

10.6 Le Salarié pourra exercer votre droit d’accès et de rectification sur les données le/la concernant, comme le prévoit la loi n°78-17 du 6 janvier 1978, en contactant le département Ressources Humaines de la Société. Au titre du droit d’accès, le Salarié pourra demander copie de toute donnée personnelle le/la concernant, ainsi que des informations relatives au traitement des données personnelles et aux tiers auxquels lesdites données peuvent être communiquées. Par ailleurs, le Salarié pourra s’opposer pour des raisons légitimes au traitement des données personnelles le/la concernant en contactant le département Ressources Humaines de la Société.

ARTICLE 10 - Data Privacy

10.1 Employee undertakes to communicate to Company all the personal data relating to him/her which may be requested by Company and which are needed for the execution of the contract and the staff management. Employee agrees that the data mentioned above will be collected and processed by Company for the purpose of the staff management, such as payroll management, access to the office, working hours, elaboration of staff files, etc.

10.2 Employee is informed that all data such as those in the contract, its addenda and amendments (and their updates), must necessarily be processed by Company as they a necessary to the execution of the contract and to the staff management.

10.3 Employee accepts that all the data be transmitted to and processed by any entity of the Group to which Company belongs if the transfer of these data is necessary to the execution of the contract and to the staff management.

10.4 Some of the recipients are located outside European Union, in particular Cimpress USA Inc. with headquarters located in the USA.

10.5 Those recipients will receive personal data, in particular Employee’s first names and surnames and contact details, remuneration and registration number. The sole purpose of the transmission of this data outside of the European Union is staff management.

10.6 Employee may exercise his/her right of access and modification of his/her personal data, as provided for by French Law number 78-17 dated 6 January 1978, by contacting the Human Resources department of Company. As regards the right of access, Employee may ask for a copy of any of his/her personal data, as well as information in relation to the personal data process and the third parties to whom the personal data may be disclosed. In addition, Employee may deny, with legitimate reasons, the processing of his/her personal data, by contacting the Human Resources department of Company.

ARTICLE 11 - Intégralité de l’Accord

Le présent contrat et tout document visé à la clause 7.1 constituent l'intégralité de l'accord entre les parties et annule et remplace à compter du 1er juillet 2016 toutes les discussions, correspondance, négociations, dispositions, ententes et accords entre elles. Chaque partie déclare qu'en concluant le présent contrat, elle n'a pas invoqué et ne bénéficiera d'aucun recours eu égard à l'engagement, la promesse, l'assurance, la déclaration, la garantie ou l'entente (par écrit ou non) d'une personne (qu'elle soit partie au présent contrat ou non) relative à l'emploi du Salarié en vertu du présent contrat qui n'est pas explicitement définie dans le présent  contrat ou dans tous documents référencés dans celui-ci. L'annexe au présent  contrat fait partie intégrante (et est incluse dans le) du présent contrat.

ARTICLE 11 - Entire Agreement

This agreement and any document referred to in clause 7.1 constitute the whole agreement between the parties and supersedes as of 1 July 2016 all previous discussions, correspondence, negotiations, arrangements, understandings and agreements between them. Each party acknowledges that in entering into this agreement it has not relied on and shall have no remedy in respect of any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to Employee's employment under this agreement which is not expressly set out in this agreement or any documents referred to in it. The schedule to this agreement form part of (and are incorporated into) this agreement.

ARTICLE 12 - Clauses Générales

12.1 Droit applicable et juridiction compétente. Le présent contrat et tout conflit ou toute réclamation résultant de ou en relation avec celui-ci ou son objet ou sa constitution (y compris des conflits ou réclamations non contractuels) sera régi et interprété conformément au droit français. Les parties conviennent irrévocablement que les tribunaux français auront la compétence exclusive pour régler tout conflit ou toute réclamation découlant de ou en lien avec le présent contrat ou son objet ou sa constitution (y compris des conflits ou réclamations non contractuels).

12.2Définitions; Interprétation. « Société du Groupe » ou « Cimpress » désigne la Société, ses Filiales ou les Sociétés Holding périodiques et toute Filiale d'une Société Holding périodique. Sauf indication contraire du contexte, une référence à un genre inclura une référence aux autres genres. Sauf indication contraire du contexte, les mots au singulier comprennent le pluriel et le pluriel comprend le singulier.

12.3 Langue.  La version définitive du présent contrat qui lie les parties est la version française, la version anglaise de ce contrat n’étant fournie qu’à titre d’information. En cas de contradiction entre les versions française et anglaise, la version française prévaudra.

ARTICLE 12 - Miscellaneous

12.1 Governing Law and Jurisdiction.  This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with French law. The parties irrevocably agree that the courts of France shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

12.2Defined Terms; Interpretation. “Group Company” or “Cimpress” mean the Company, its Subsidiaries or Holding Companies, from time to time and any Subsidiary of any Holding Company from time to time. Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders. Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

12.3 Language.  The definitive version of this agreement that binds the parties is the French language version, the English version being provided for information purposes only. In the event of a contradiction between the two versions, the French version shall prevail.

En double exemplaire / Signed in duplicate

Lu et approuvé, bon pour accord

/s/Robert Keane
Pour la Société / For the Company,
Robert Keane
Dûment habilité/ Duly empowered

(Chaque page de ce contrat, de l’annexe 1 et des documents mentionnés à l’article 7.1 doit être paraphée et les signatures ci-dessus doivent être précédées de la mention manuscrite suivante :
« Lu et approuvé, bon pour accord »)

Fait à / In Paris
Le / On 16.07.2016

Lu et approuvé, bon pour accord
/s/Ashley Hubka
Ashley Hubka

(Each page of this contract, annex 1 and the side agreements referred to in clause 7.1 must be initialized and on the last page the above signatures must be preceded by the following handwritten words:
"Lu et approuvé, bon pour accord")

Annex/e 1:

PRIME D'EXPATRIATION

Pour tenir compte de l'importance des déplacements nécessités par vos attributions et eu égard à l'importance des sujétions particulières liées à ces déplacements, vous percevrez en sus de votre salaire de base actuellement fixée à 345,000 € par an, une prime de déplacement à l'étranger, dite "prime d'expatriation".

1- Détermination de la prime de déplacement à l’étranger

Les modalités de calcul et de versement de cette prime sont fixées, sous réserve de modifications ultérieures, comme suit :

- Le montant de l'indemnité journalière sera déterminé en fonction du barème suivant :
Si vous séjournez entre 5 et 10 jours hors de France au cours de la période de référence, le montant de la prime d’expatriation sera de 4,000€ par jour ;
Si vous séjournez entre 10 et 15 jours hors de France au cours de la période de référence, le montant de la prime d’expatriation sera de 4,500€ par jour ;
Si vous séjournez entre 15 et 20 jours hors de France au cours de la période de référence, le montant de la prime d’expatriation sera de 5,000€ par jour ;
Si vous séjournez entre 20 et 25 jours hors de France au cours de la période de référence, le montant de la prime d’expatriation sera de 5,200€ par jour ;
Si vous séjournez plus de 25 jours hors de France au cours de la période de référence, le montant de la prime d’expatriation sera de 5,400€ par jour ;
A la fin de la période de référence, un complément de prime d’expatriation sera versé pour un montant de 1,000€ par jour passé dans un Etat dont le temps de trajet en avion excède 4 heures de vol.

Aucune prime ne sera octroyée si le nombre total de jours passés à l'étranger est inférieur à 5 jours au cours de la période de référence.
En tout état de cause, le montant total des primes d’expatriation versé au titre d’une période de référence ne pourra excéder 135,000 €.
La période de référence est définie comme une période de 12 mois commençant à compter du 1er janvier d’une année donnée, soit du 1er janvier au 31 décembre de chaque année. En cas d’année partielle (mise en place ou rupture du contrat en cours d’année), un « prorata temporis » sera appliqué pour la détermination de la prime d’expatriation versée au titre de ladite période. Ainsi, pour l’année 2016, le nombre de jour minimum sera de 2,5 jours et le montant maximum de prime d’expatriation sera de 67,500€.
Le versement des primes d'expatriation sera également conditionné par le bon accomplissement de vos missions à l’étranger et l’atteinte des objectifs fixés par la Société.
Sur la base du nombre de jours estimés de déplacements professionnels à l’étranger, une prime sera versée mensuellement pour un montant brut de charges sociales et fiscales de 10,000€. Une régularisation sera faite à la fin de chaque année en fonction du calendrier définitif. Compte tenu du nombre de jours effectivement passés à l’étranger au cours de la période de référence, une régularisation négative pourra être opérée. Dans ce cas, vous devrez réduire le montant exonéré des primes d’expatriation dans votre déclaration des revenus et reporter le différentiel dans votre rémunération imposable.

EXPATRIATION PREMIUM

In order to reflect the importance of travel anticipated and given the importance of the particular constraints connected with these trips, you will receive a foreign travel allowance, called "expatriation premium" in addition to your base salary currently set at 345,000 € per year.

1- Determination of the foreign travel allowance

The methods of calculation and payment of this premium are set as follow (unless subject to subsequent amendments):

 - The amount of the daily allowance will be determined according to the following bracket :
If you spend between 5 and 10 days outside France during the reference period, the amount of the expatriation premium will be 4,000€ per day;
If you spend between 10 and 15 days outside France during the reference period, the amount of the expatriation premium will be 4,500€ per day;
If you spend between 15 and 20 days outside France during the reference period, the amount of the expatriation premium will be 5,000€ per day;
If you spend between 20 and 25 days outside France during the reference period, the amount of the expatriation premium will be 5,200€ per day;
If you spend more than 25 days outside France during the reference period, the amount of the expatriation premium will be 5,400€ per day;
At the end of the reference period, an additional expatriation premium will be paid for an amount of 1,000€ per day spent in a State where the duration of the air trip exceeds 4 hours.

No premium shall be granted should the total number of days spent abroad not reach five days during the reference period.
In any case, the total amount of expatriation premium paid in relation to a reference period would not exceed 135,000 €.
The reference period is defined as a period of 12 months beginning on January 1st of a given year, so from January 1st to December 31st of each year. In the case of a partial year (beginning or termination of the contract and/or of this addendum during the year, a “prorata temporis” will be applied for the determination of the expatiation premium to be paid for that period. Therefore, for 2016 year, the minimum number of days would be 2,5 days and the maximum amount of expatriation premium would be 67,500€.
The payment of expatriation premiums will also be conditioned by the fulfillment of your missions abroad and achieving the objectives set by the Company.

On the basis of an estimated number of business days outside France, a monthly expatriation premium in the amount of 10,000€ gross of social charges and income tax will be paid. An adjustment will be made at the end of each year to account for final calendar information. Depending on the number of days actually spent on business trips outside of France during the reference period, it may be necessary to reduce the amount of the tax exempt premium via your income tax return and to include the differential in taxable compensation.

2- Durée du séjour à l’étranger et décompte des jours

Les modalités de gestion des primes d'expatriation sont les suivantes :

Pour bénéficier du régime des primes d’expatriation, le déplacement doit être justifié par un séjour sur le territoire étranger d’au moins 24 heures.

Cette durée s’entend de l’intervalle de temps entre la date d’arrivée dans l’Etat de séjour et la date de départ du pays étranger pour rentrer en France. Le temps de transport ne peut pas être pris en compte à l’aller, ni au retour.

Le terme « jour » à utiliser, une fois la durée de 24 heures satisfaite, doit être décompté de la façon suivante :
Le terme « jour » désigne toute journée qu'elle soit ouvrable ou fériée, à l'exception de celles comprises dans la période de congés payés.
Un jour est considéré comme passé à l'étranger:
soit, lorsqu'il est intégralement passé à l'étranger;
soit lorsque l’arrivée sur le territoire étranger a lieu le matin avant 12h, soit, lorsque le départ de l'étranger vers la France a lieu dans l'après-midi après 12h.
En cas de déplacement successifs dans différents Etats sans revenir en France (déplacements inter Etats) la durée du séjour est décomptée à partir de l’arrivée dans le premier Etat et s’achève au départ du dernier Etat.

Le terme « étranger » désigne tout lieu hors France (métropole et départements d'outre-mer) qui relève de la souveraineté d’un Etat ou territoire autre que la
France.

Il vous appartiendra d’adresser à votre département Finance - Paie fin décembre de chaque période de référence, le décompte du nombre de jours effectivement passés à l'étranger sur un document interne prévu à cet effet et de garder toute preuve de ces déplacements.

3 - Objet des séjours à l’étranger

Cette prime ne pourra être versée que pour des séjours effectués à l’étranger dans l’intérêt direct et exclusif de la Société (raisons professionnelles se rattachant à l’intérêt de l’entreprise).

Il est admis que les déplacements au sein des sociétés qui appartiennent au groupe répondent également à cet objectif (caractère commercial, administratif ou institutionnel, les missions d’audit, ou encore les réunions d’information ou de formation interne).

4 - Administration et obligations déclaratives

Par ailleurs, vous devez garder tout justificatif de ces déplacements afin de conforter l'exonération d'impôt sur le revenu attachée à ces primes conformément aux dispositions de l'article 81 A II du Code Général des Impôts.

En effet, dans la mesure où ces primes bénéficient d'une exonération d'impôt sur le revenu, il est possible que l'administration fiscale soit amenée à vérifier que vous remplissez bien les conditions d'exonération. Dans la mesure où la Société ne saurait être tenue comme responsable d'une remise en cause de l'exonération des primes, nous vous demandons de veiller à conserver les documents qui justifient de la durée, de la réalité et de l'objet de vos déplacements à l'étranger.

À cet égard, nous vous indiquons dès à présent que des formalités déclaratives devront être accomplies chaque année lors du dépôt de votre déclaration des revenus. Les primes versées sont en effet prises en compte pour déterminer le taux moyen d’imposition applicable à vos autres revenus.

Nous vous rappelons cependant que l’exonération d’impôt sur les revenus de ces primes ne pourra s’appliquer que si vous ne bénéficiez pas en même temps du régime des impatriés en application des provisions de l’Article 155B du Code Général des Impôts.

L’objet de cette annexe 1 est de définir les termes et conditions d'octroi des primes d'expatriation. Ces conditions sont renouvelable annuellement par tacite reconduction, sauf décision expresse de la Société.

La présente annexe 1 est soumise à la loi française, s’applique aux voyages effectués à compter du 1er juillet 2016.

2- Duration of stay abroad and counting of the days

The expatriation premiums management procedures are set as follow :

To benefit from the scheme of expatriation premiums, travel must be justified by a stay in the foreign territory of at least 24 hours.

This time frame refers to the time interval between the date of arrival in the State of abode and date of departure of the foreign country to return in France. Transportation time cannot be taken into consideration (neither going from nor returning to the home State).

Once the 24hours conditions met, please note the term “day” is used as follow :

The term "day" designates any day whether business day or public holiday, except those included in the period of paid leave.
A day is considered spent abroad:
when fully spent abroad
when the arrival on the foreign jurisdiction is in the morning, before 12am;
when the departure from France to foreign countries takes place in the afternoon, after 12am.
In case of successive travels to different states without returning to France (interstate travel), the length of stay is counted as from the arrival in the first State and ends at departure from the last state visited.

The term "foreign" refers to any place outside of metropolitan France and overseas French departments that fall under the sovereignty of a State or territory other than France.

It will be up to you to provide the Finance - Payroll Department at the end of December of each reference period with, the actual countdown of the number of days spent abroad on an internal document provided for this purpose and keep all evidence of these trips.

3 - Purpose of travels abroad

This premium will only be paid for travels abroad in the direct and exclusive interest of the Company (professional reasons connected with the company's interest).

It is accepted that travel within companies belonging to the group also meet this goal (commercial, administrative or institutional audit missions, or information or internal training meetings).

4 - Administration and reporting obligations

In addition, you should keep all documentation of these trips in order to secure tax exemption on the income tax related to these premiums in accordance with the Article 81 A II of the General Tax Code.

Indeed, since these premiums benefit from an income tax exemption, the French tax authorities might proceed with verifications in order to ensure you do fulfill all conditions for this exemption. To the extent that the company could not be held as responsible for a reconsideration of the exemption of the expatriation premium, we ask you to keep the documents justifying the duration, the reality and the purpose of your trips abroad.

In this regard, we would like to draw your attention to the fact that specific reporting requirements must be undertaken each year when filing your tax return. Premiums are indeed taken into account in determining the average tax rate applicable to other income.

We would like to highlight the fact that the benefit of the income tax exemption related to these premiums will only apply to a period when you do not also benefit from the impatriate regime under Article 155B of the General Tax Code.

The purpose of this annex 1 is to define the terms and conditions of the granting of expatriation premiums. It is renewable annually by tacit agreement unless express decision of the company.

This annex 1 is subject to French law applies to travels as from July 1, 2016.

Annex/e 2: Accords Annexes - Side Agreements

1.	Invention & Non-Disclosure Agreement

2.	Non-Competition & Non-Solicitation Agreement